Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXX) pertaining to the Caleres, Inc. Incentive and Stock Compensation Plan of 2026 of our reports dated April 2, 2026, with respect to the consolidated financial statements of Caleres, Inc. and the effectiveness of internal control over financial reporting of Caleres, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 28, 2026